FORTIS BENEFITS
INSURANCE COMPANY
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000
AND 1999

FORTIS BENEFITS INSURANCE COMPANY
INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



                                                                         PAGE(S)

Report of Independent Accountants                                           1

Financial Statements:

   Balance Sheets                                                          2-3

   Statements of Income                                                     4

   Statements of Changes in Shareholder's Equity                            5

   Statements of Cash Flows                                                6-7

   Notes to Financial Statements                                          8-25

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Fortis Benefits Insurance Company

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company, an indirect, wholly-owned subsidiary of Fortis (SA/NV) and Fortis N.V. (the Company) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 1999 were audited by other independent accountants whose report dated February 15, 2000 expressed an unqualified opinion on those statements.



PricewaterhouseCoopers LLP


February 15, 2002

FORTIS BENEFITS INSURANCE COMPANY
BALANCE SHEETS
(In thousands, except share data)
--------------------------------------------------------------------------------

                                                                                             DECEMBER 31
                                ASSETS                                                2001               2000
                                                                                                       (restated)
Investments:
    Fixed maturities, at fair value (amortized cost 2001 - $2,744,158;
        2000 - $3,270,943)                                                         $ 2,785,442         $ 3,236,446
    Equity securities, at fair value (cost 2001 - $114,049;
        2000 - $91,266)                                                                115,348              88,014
    Mortgage loans on real estate, less allowance for possible losses
        (2001--$13,118; 2000--$11,085)                                                 655,211             856,213
    Policy loans                                                                         9,935             111,594
    Short-term investments                                                             258,790             171,351
    Real estate and other investments                                                   64,424              41,712
                                                                                   -----------         -----------

                                                                                     3,889,150           4,505,330

Cash and cash equivalents                                                               11,704              17,084

Receivables:
    Uncollected premiums                                                                63,080              68,182
    Reinsurance recoverable on unpaid and paid losses                                1,104,617             105,097
    Other                                                                               34,027              53,096
                                                                                   -----------         -----------

                                                                                     1,201,724             226,375

Accrued investment income                                                               50,999              63,330
Deferred policy acquisition costs                                                      108,406             533,313
Property and equipment at cost, less accumulated depreciation                            4,972              20,893
Federal income tax recoverable                                                               -               6,029
Deferred federal income taxes                                                          193,022              45,779
Other assets                                                                            12,780               3,543
Due from affiliates                                                                     12,044                   -
Goodwill, less accumulated amortization (2001 - $5,720;
      2000 - $4,195)                                                                   167,992              26,690
Assets held in separate accounts                                                     4,372,559           5,184,083
                                                                                   -----------         -----------
      Total assets                                                                 $10,025,352         $10,632,449
                                                                                   ===========         ===========



    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF BALANCE SHEETS
(In thousands, except share data)
--------------------------------------------------------------------------------


                                                                                            DECEMBER 31
          POLICY RESERVES AND LIABILITIES AND SHAREHOLDER'S EQUITY                     2001               2000
                                                                                                       (restated)
Policy reserves and liabilities:
    Future policy benefit reserves:
      Traditional and pre-need life insurance                                      $ 1,796,952         $ 1,854,095
      Interest sensitive and investment products                                     1,052,932           1,027,079
      Accident and health                                                            1,110,436           1,007,789
                                                                                   -----------         -----------

                                                                                     3,960,320           3,888,963

    Unearned revenues                                                                   54,811              35,132
    Other policy claims and benefits payable                                           265,702             244,755
    Policyholder dividends payable                                                       2,023               9,470
                                                                                   -----------         -----------

                                                                                     4,282,856           4,178,320

    Accrued expenses                                                                    92,783              76,041
    Current income taxes payable                                                        80,306                   -
    Other liabilities                                                                  106,220             118,975
    Dividends declared and unpaid                                                            -              75,000
    Deferred gain on reinsurance ceded                                                 369,833              25,909
    Due to affiliates                                                                        -               7,883
    Liabilities related to separate accounts                                         4,372,559           5,159,275
                                                                                   -----------         -----------

      Total policy reserves and liabilities                                          9,304,557           9,641,403
                                                                                   -----------         -----------

Shareholder's equity:
    Common stock, $5 par value:  authorized, issued and outstanding
        shares - 1,000,000                                                               5,000               5,000
    Additional paid-in capital                                                         516,570             645,757
    Retained earnings                                                                  170,811             363,452
    Unrealized gain (loss) on available-for-sale securities (net
        of deferred taxes 2001 - $16,099; 2000 - $(11,880))                             29,899             (22,063)
    Unrealized gain on assets held in separate accounts (net
        of deferred taxes 2000 - $113)                                                       -                 210
    Unrealized loss due to foreign currency exchange                                    (1,485)             (1,310)
                                                                                   -----------         -----------

      Total shareholder's equity                                                       720,795             991,046
                                                                                   -----------         -----------
      Total policy reserves and liabilities and shareholder's equity               $10,025,352         $10,632,449
                                                                                   ===========         ===========




    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF INCOME
(In thousands)
--------------------------------------------------------------------------------



                                                                         YEARS ENDED DECEMBER 31
                                                                2001              2000                1999
                                                                               (restated)          (restated)
Revenues:
    Insurance operations:
    Traditional and pre-need life insurance premiums        $   497,053        $   492,288        $   383,654
    Interest sensitive and investment product
        policy charges                                           49,690            159,728            141,299
    Accident and health insurance premiums                    1,000,935            952,228          1,003,128
                                                            -----------        -----------        -----------

                                                              1,547,678          1,604,244          1,528,081

    Net investment income                                       306,377            331,380            289,719
    Net realized (losses) gains on investments                  (34,437)           (21,629)            18,854
    Amortization of gain on reinsured business                   52,179              5,000              1,101
    Other income                                                 13,161              9,607             11,663
                                                            -----------        -----------        -----------

      Total revenues                                          1,884,958          1,928,602          1,849,418

Benefits and expenses:
    Benefits to policyholders:
      Traditional and pre-need life insurance                   422,478            413,326            303,139
      Interest sensitive investment products                     39,701             89,062             96,116
      Accident and health claims                                773,926            750,048            812,144
                                                            -----------        -----------        -----------

                                                              1,236,105          1,252,436          1,211,399

    Policyholder dividends                                          966              2,685              3,114
    Amortization of deferred policy acquisition costs            55,936             55,311             50,274
    Insurance commissions                                       141,623            131,772            130,814
    General and administrative expenses                         287,495            348,968            319,275
                                                            -----------        -----------        -----------

      Total benefits and expenses                             1,722,125          1,791,172          1,714,876
                                                            -----------        -----------        -----------

Income before federal income taxes                              162,833            137,430            134,542

Federal income taxes                                             55,474             44,820             44,869
                                                            -----------        -----------        -----------


Net income                                                  $   107,359        $    92,610        $    89,673
                                                            ===========        ===========        ===========








    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(In thousands)
--------------------------------------------------------------------------------

                                                                                                                      ACCUMULATED
                                                                                 ADDITIONAL                              OTHER
                                                                 COMMON            PAID-IN            RETAINED       COMPREHENSIVE
                                               TOTAL              STOCK            CAPITAL            EARNINGS       (LOSS) INCOME
                                            -----------        -----------       -----------        -----------      -------------
Balance, December 31, 1998 (restated)       $ 1,060,655        $     5,000       $   645,757        $   337,655        $    72,243

Comprehensive income :
    Net income                                   89,673               --                --               89,673               --

    Change in unrealized losses
        on investments, net                    (150,037)              --                --                 --             (150,037)
                                            -----------

    Total comprehensive loss                    (60,364)
                                            -----------        -----------       -----------        -----------        -----------

Balance, December 31, 1999 (restated)         1,000,291              5,000           645,757            427,328            (77,794)

Comprehensive income :
    Net income                                   92,610               --                --               92,610               --

    Change in unrealized gain
        on investments, net                      54,631               --                --                 --               54,631
                                            -----------

    Total comprehensive income                  147,241

    Dividend                                   (156,486)              --                --             (156,486)              --
                                            -----------        -----------       -----------        -----------        -----------

Balance, December 31, 2000 (restated)           991,046              5,000           645,757            363,452            (23,163)

Comprehensive income :
    Net income                                  107,359               --                --              107,359               --

    Change in unrealized gain
        on investments, net                      51,577               --                --                 --               51,577
                                            -----------

    Total comprehensive income                  158,936

    Net deemed dividend to parent              (129,187)              --            (129,187)              --                 --

    Dividend                                   (300,000)              --                --             (300,000)              --
                                            -----------        -----------       -----------        -----------        -----------

Balance, December 31, 2001                  $   720,795        $     5,000       $   516,570        $   170,811        $    28,414
                                            ===========        ===========       ===========        ===========        ===========



    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)
--------------------------------------------------------------------------------

                                                                                           YEARS ENDED DECEMBER 31
                                                                               2001                 2000                 1999
                                                                                                 (RESTATED)           (RESTATED)
Cash flows from operating activities:
    Net income                                                             $   107,359          $    92,610          $    89,673
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for depreciation and amortization of goodwill                    2,769                6,628               14,602
      Amortization of gain on reinsured business                               (52,179)              (5,000)              (1,101)
      Amortization of investment (discounts) premiums, net                      (8,065)               4,190                5,997
      Net realized losses (gains) on sold investments                           28,529               18,500              (18,903)
      Write-off of investment                                                    5,907                3,129                 --
      Policy acquisition costs deferred                                        (74,993)            (118,826)            (105,888)
      Amortization of deferred policy acquisition costs                         55,936               55,311               50,274
      Provision for deferred federal income taxes                             (147,243)              (8,093)              20,317
      Decrease in income taxes recoverable                                     163,445              (13,963)                (866)
      Change in receivables, accrued investment income, unearned premiums, accrued expenses, other assets, due to and
           from affiliates and other liabilities                                37,210              (51,691)                (914)
      Increase (decrease) in future policy benefit reserves for
           traditional, interest sensitive and accident and health
           policies                                                            121,712              165,148              120,142
      Increase (decrease) in other policy claims and benefits and
           policyholder dividends payable                                       13,360              (25,303)               5,012
      Other                                                                     (1,947)                 174                 --
                                                                           -----------          -----------          -----------

      Net cash provided by operating activities                                251,800              122,814              178,345
                                                                           -----------          -----------          -----------

Cash flows from investing activities:
    Purchases of fixed maturity investments                                 (1,400,355)          (1,757,391)          (2,149,606)
    Sales and repayments of fixed maturity investments                       1,729,692            1,992,838            2,134,102
    (Increase) decrease in short-term investments                              (87,459)             (47,669)             (45,461)
    Purchases of other investments                                            (222,285)            (363,978)            (305,889)
    Sales of other investments                                                 294,350              298,927              353,267
    Sales (purchases) of property and equipment                                 17,190                 (603)              (7,213)
    Cash received pursuant to reinsurance agreement                            (27,176)              17,591                3,374
    Cash paid pursuant to reinsurance agreement                               (162,003)                --                   --
                                                                           -----------          -----------          -----------

      Net cash provided by (used in) investing activities                      141,954              139,715              (17,426)
                                                                           -----------          -----------          -----------

Cash flows from financing activities:
    Activities related to investment products:
      Considerations received                                                   43,713              226,139              237,375
      Surrenders and death benefits                                            (79,329)            (448,349)            (416,537)
      Interest credited to policyholders                                         7,174               32,886               39,855
    Dividend                                                                  (375,000)             (81,486)                --
    Change in foreign exchange rate                                              4,308                2,731               (5,077)
                                                                           -----------          -----------          -----------

      Net cash used in financing activities                                   (399,134)            (268,079)            (144,384)
                                                                           -----------          -----------          -----------

(Decrease) increase in cash and cash equivalents                                (5,380)              (5,550)              16,535

Cash and cash equivalents at beginning of year                                  17,084               22,634                6,099
                                                                           -----------          -----------          -----------

Cash and cash equivalents at end of year                                   $    11,704          $    17,084          $    22,634
                                                                           ===========          ===========          ===========





    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)
--------------------------------------------------------------------------------


                                                                                    YEARS ENDED DECEMBER 31
                                                                          2001               2000                 1999
Supplemental schedule of non-cash investing activities:
    Assets and liabilities transferred in reinsurance
        transactions (Note 9):
      Cessations of FFG in 2001 and LTC in 2000:
        Non-cash assets (ceded) received:
           Compensation for ceded liabilities                        $  (500,000)         $      --            $      --
           Fixed maturities                                             (161,579)                --                   --
           Other investments                                            (196,987)                --                   --
           Capital gains on assets transferred                               582                 --                   --
           Other assets                                                  (20,367)                (157)                --
           Deferred acquisition costs                                   (441,555)             (20,829)                --
                                                                     -----------          -----------          -----------

        Total value of assets (ceded) received                       $(1,319,906)         $   (20,986)         $      --
                                                                     -----------          -----------          -----------

        Non-cash liabilities ceded (assumed):
           Ceding commission                                         $   500,000          $      --            $      --
           Future policy benefit reserves                              1,049,137               15,086                 --
           Claim liabilities and dividends payable                        14,928                    7                 --
           Unearned premium reserves                                         241                7,641                 --
           Separate accounts seed money liability                        (21,387)                --                   --
           Other liabilities                                               1,515                 (320)                --
           Proceeds reallocation                                         198,750                 --                   --
                                                                     -----------          -----------          -----------

        Total liabilities ceded (assumed)                            $ 1,743,184          $    22,414          $      --
                                                                     -----------          -----------          -----------

        Deemed dividend to parent                                    $  (198,750)         $      --            $      --
        Deferred tax asset                                                69,563                 --                   --
                                                                     -----------          -----------          -----------

        Net deemed dividend to parent                                $  (129,187)         $      --            $      --
                                                                     -----------          -----------          -----------

      Assumptions of Protective DBD in 2001 and UFL in 1999:
        Non-cash assets assumed:
           Fixed maturities                                          $      --            $      --            $   517,091
           Other investments                                                --                   --                121,696
           Goodwill and intangibles                                      143,204                 --                   --
           Other assets                                                   20,890                 --                 12,763
           Deferred acquisition costs                                       --                   --                 35,882
           Federal income tax recoverable                                 77,110                 --                   --
                                                                     -----------          -----------          -----------

        Total assets assumed                                         $   241,204          $      --            $   687,432
                                                                     -----------          -----------          -----------

        Non-cash liabilities assumed
           Future policy benefit reserves                            $   (21,913)         $      --            $  (685,932)
           Unearned premium reserves                                     (13,975)                --                   --
           Claim liabilities and dividends payable                       (15,068)                --                 (4,874)
           Accrued expenses and other liabilities                        (28,245)                --                   --
                                                                     -----------          -----------          -----------

        Total liabilities assumed                                    $   (79,201)         $      --            $  (690,806)
                                                                     ===========          ===========          ===========






    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


1.     NATURE OF OPERATIONS

       Fortis Benefits Insurance Company (the Company) is an indirect wholly-owned subsidiary of Fortis, Inc. (Fortis), which itself is an indirect, wholly-owned subsidiary of Fortis (SA/NV) and Fortis N.V. The Company is incorporated in Minnesota and distributes its products in all states except New York. The Company's revenues are derived principally from group employee benefits products and from individual pre-need products.

       Effective March 1, 2000, the Company sold through cessation long-term care insurance business to John Hancock Life Insurance Company on a 100% co-insurance basis. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)

       Effective April 1, 2001, the Company sold through cessation certain individual life insurance policies and annuity contracts to Hartford Life Insurance and Annuity Company on a 100% co-insurance basis and it's Separate Accounts business on a 100% modified co-insurance basis. (See
       Note 9 "Reinsurance" for more information on this reinsurance transaction.)

       Effective July 1, 2001, the Company completed a statutory merger in which Pierce National Life Insurance Company (PNL), a California insurance company, merged with and into the Company (the Merger). Immediately prior to the Merger, both the Company and PNL were indirect wholly owned subsidiaries of Fortis, Inc., a Nevada corporation and a holding company for certain insurance companies in the United States. The Merger was completed as part of an internal reorganization being effected by Fortis, Inc. with respect to certain of its life and health insurance companies. Prior period financial statements have been restated to reflect the merger.

       On December 31, 2001, the Company purchased the Dental Benefits Division of Protective Life Corporation. The Purchase includes group dental, group life and group disability insurance products. The Company will reinsure these insurance products on a 100% co-insurance basis and perform administration of such insurance products. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       USE OF ESTIMATES
       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       NEW ACCOUNTING PRONOUNCEMENTS
       Effective January 1, 2000, the Company adopted Statement of Position ("SOP") 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts that do not Transfer Insurance Risk. SOP 98-7 provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk. The adoption of SOP 98-7 did not have a material effect on the Company's results of operations or financial position.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       In June 2001, the Financial Accounting Standards Board issued statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The Company applied the provisions of SFAS 141 for all business combinations subsequent to June 30, 2001. SFAS 142 eliminates the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and requires such assets to be tested for impairment and to be written down to fair value, if necessary. The Company is currently assessing its goodwill for impairment and has not yet determined whether or to what extent this new statement will affect the financial statements.

       INVESTMENTS
       The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

       All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value.

       Changes in fair values of available for sale securities, after related deferred income taxes and after adjustment for the changes in the pattern of amortization of deferred policy acquisition costs and participating policyholder dividends, are reported directly in shareholder's equity as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

       Mortgage loans constitute first liens on commercial real estate and other income producing properties. The insurance statutes in Minnesota generally require that the initial principal loaned not exceed 80% of the appraised value of the property securing the loan. The Company's policy fully complies with this statute. Mortgage loans on real estate are reported at amortized cost, less allowance for possible losses. The change in the allowance for possible losses is recorded with realized gains and losses on investments.

       Policy loans are reported at their unpaid balance. Short-term investments are carried at cost which approximates fair value.

       Real estate and other investments consist principally of property acquired in satisfaction of debt and limited partnerships, respectively. Real estate is recorded at cost or carrying value of loans foreclosed less allowances for depreciation. The Company provides for depreciation on a straight-line basis over the estimated useful lives. Other investments are accounted for using the equity method of accounting.

       Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       DEFERRED POLICY ACQUISITION COSTS
       The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For traditional and pre-need life insurance and long-term care products (included as accident and health products), such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and is reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

       PROPERTY AND EQUIPMENT
       Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property. Depreciation expense was $1,243, $4,831 and $12,809 for the years ended December 31, 2001, 2000 and 1999, respectively.

       INCOME TAXES
       Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax bases and are measured using the currently enacted tax rates.

       GUARANTY FUND ASSESSMENTS
       There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.

       SEPARATE ACCOUNTS
       Effective April 1, 2001, the Company sold through cessation its separate accounts business to Hartford Life Insurance and Annuity Company on a 100% modified co-insurance basis. Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)

       Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of income.

       Assets and liabilities associated with the separate accounts relate to deposits and annuity considerations for variable life and variable annuity products for which the contract owner, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners.

       The Company received mortality and expense risk fees from the separate accounts, deducted monthly cost of insurance charges, and received minimum death benefit guarantee fees along with issue and administrative fees from the variable life insurance separate accounts prior to the sale.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company made periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

       For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue to be payable at the initial level regardless of investment performance so long as minimum premium payments are made.

       REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES
       Premiums for traditional life insurance and pre-need life products are recognized as revenues when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

       Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest crediting rates for universal life and investment products ranged from 3% to 14% in 2001, 4% to 15% in 2000 and 3.5% to 12% in 1999.

       A portion of the Company's pre-need life products provide an increasing future benefit tied typically to the U.S. Consumer Price Index or a targeted growth rate established at management's discretion. All pre-need life products that have death benefit increases made at management's discretion are accounted for as interest-sensitive life products.

       Premiums for accident and health insurance products, including medical, long- and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1987 Commissioners Group Disability Table. The valuation interest rate is the Single Premium Immediate Annuity valuation rate less 100 basis points. Claims in the first five years are modified based on the Company's actual experience.

       Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       COMPREHENSIVE INCOME
       Comprehensive income is comprised of net income and other comprehensive income which includes unrealized gains and losses adjusted for the impact of gains and losses realized during the current year on securities classified as available-for-sale, net of the effect on deferred policy acquisition costs and taxes.

       STATEMENTS OF CASH FLOWS
       The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

       RECLASSIFICATIONS
       Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation.


3.     INVESTMENTS

       AVAILABLE-FOR-SALE SECURITIES
       The following is a summary of the available-for-sale securities:


                                                                                 GROSS            GROSS
                                                               AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                                                 COST             GAINS           LOSSES            VALUE
AT DECEMBER 31, 2001:
    Fixed maturities:
      Governments                                             $  216,644       $    3,554       $    3,583       $  216,615
      Public utilities                                           191,860            4,777            4,834          191,803
      Industrial and miscellaneous                             2,048,100           69,239           34,104        2,083,235
      Other                                                      287,554            6,701              466          293,789
                                                              ----------       ----------       ----------       ----------

Total fixed maturities                                         2,744,158           84,271           42,987        2,785,442

    Equity securities                                            114,049            6,012            4,713          115,348
                                                              ----------       ----------       ----------       ----------

Total                                                         $2,858,207       $   90,283       $   47,700       $2,900,790
                                                              ==========       ==========       ==========       ==========


FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


                                                                                 GROSS            GROSS
                                                               AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                                                 COST             GAINS           LOSSES            VALUE
AT DECEMBER 31, 2000:
    Fixed maturities:
      Governments                                             $  420,539       $   18,176       $      601       $  438,114
      Public utilities                                           267,144            4,182            5,121          266,205
      Industrial and miscellaneous                             2,313,100           30,665           85,376        2,258,389
      Other                                                      270,160            4,941            1,363          273,738
                                                              ----------       ----------       ----------       ----------

Total fixed maturities                                         3,270,943           57,964           92,461        3,236,446

    Equity securities                                             91,266            5,160            8,412           88,014
                                                              ----------       ----------       ----------       ----------

Total                                                         $3,362,209       $   63,124       $  100,873       $3,324,460
                                                              ==========       ==========       ==========       ==========



       The amortized cost and fair value of available-for-sale investments in fixed maturities at December 31, 2001, by contractual maturity, are shown below.

                                                 AMORTIZED             FAIR
                                                   COST               VALUE

Due in one year or less                         $  140,972          $  142,518
Due after one year through five years              440,342             453,284
Due after five years through ten years             981,551             990,470
Due after ten years                              1,181,293           1,199,170
                                                ----------          ----------

Total                                           $2,744,158          $2,785,442
                                                ==========          ==========



       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       MORTGAGE LOANS
       The Company has issued commercial mortgage loans on properties located throughout the United States. Approximately 36% and 37% of outstanding principal is concentrated in the states of New York, California and Florida, at December 31, 2001 and 2000, respectively. Loan commitments outstanding totaled $0 and $8,000 at December 31, 2001 and 2000 respectively.

       INVESTMENTS ON DEPOSIT
       The Company had fixed maturities carried at $64,176 and $93,940 at December 31, 2001 and 2000, respectively, on deposit with various governmental authorities as required by law.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       NET UNREALIZED GAINS (LOSSES)
       The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, are set forth below:

                                                                BEFORE-               TAX
                                                                 TAX                BENEFIT           NET-OF-TAX
                                                                AMOUNT             (EXPENSE)            AMOUNT
December 31, 2001:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                         $ 123,988           $ (43,904)          $  76,168
      Increase in amortization of deferred policy
           acquisition costs                                      (1,752)                612              (1,140)
      Reclassification for gains (losses)
           realized in net income                                (42,061)             14,694             (23,451)
                                                               ---------           ---------           ---------

Other comprehensive gain                                       $  80,175           $ (28,598)          $  51,577
                                                               =========           =========           =========

December 31, 2000:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                         $ 117,559           $ (41,145)          $  76,414
      Increase in amortization of deferred policy
           acquisition costs                                      (2,314)                810              (1,504)
      Reclassification for gains (losses)
           realized in net income                                (31,198)             10,919             (20,279)
                                                               ---------           ---------           ---------

Other comprehensive gain                                       $  84,047           $ (29,416)          $  54,631
                                                               =========           =========           =========

December 31, 1999:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                         $(256,773)          $  89,871           $(166,902)
      Decrease in amortization of deferred policy
           acquisition costs                                       9,142              (3,200)              5,942
      Reclassification for gains (losses)
           realized in net income                                 16,805              (5,882)             10,923
                                                               ---------           ---------           ---------

Other comprehensive loss                                       $(230,826)          $  80,789           $(150,037)
                                                               =========           =========           =========

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       NET INVESTMENT INCOME AND NET REALIZED (LOSSES) GAINS ON INVESTMENTS Major categories of net investment income and realized (losses) gains on investments for each year were as follows:

                                                        2001               2000                1999
                                                                        (restated)          (restated)
NET INVESTMENT INCOME:
    Fixed maturities                                 $ 217,535           $ 240,163           $ 215,664
    Equity securities                                   16,967              15,842               8,274
    Mortgage loans on real estate                       65,524              72,278              59,307
    Policy loans                                         2,156               7,114               5,664
    Short-term investments                                 939                 600                 979
    Real estate and other investments                    9,428               2,877               6,695
                                                     ---------           ---------           ---------

                                                       312,549             338,874             296,583

    Expenses                                            (6,172)             (7,494)             (6,864)
                                                     ---------           ---------           ---------

                                                     $ 306,377           $ 331,380           $ 289,719
                                                     =========           =========           =========

NET REALIZED (LOSSES) GAINS ON INVESTMENTS:
    Fixed maturities                                 $ (35,594)          $ (35,889)          $ (17,060)
    Equity securities                                   (6,467)              4,691              33,865
    Mortgage loans on real estate                        7,810                   -                   -
    Short-term investments                                (129)                120                 (50)
    Real estate and other investments                      (57)              9,449               2,099
                                                     ---------           ---------           ---------

                                                     $ (34,437)          $ (21,629)          $  18,854
                                                     =========           =========           =========



       Proceeds from sales of investments in fixed maturities were $1,729,692, $1,992,838 and $2,134,102 in 2001, 2000 and 1999, respectively. Gross gains of $47,473, $16,692 and $12,918 and gross losses of $83,067,
       $52,581 and $29,978 were realized on the sales in 2001, 2000 and 1999, respectively.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


4.     DEFERRED POLICY ACQUISITION COSTS

       The changes in deferred policy acquisition costs by product were as follows:

                                                                           INTEREST
                                                      TRADITIONAL        SENSITIVE AND
                                                      AND PRE-NEED         INVESTMENT           ACCIDENT
                                                         LIFE               PRODUCTS          AND HEALTH              TOTAL
Balance, December 31, 1999                             $ 107,679           $ 366,724           $  18,498           $ 492,901

Acquisition costs deferred                                20,866              95,284               2,983             119,133
Acquisition costs amortized                              (21,806)            (32,854)            (21,481)            (76,141)
Foreign currency conversion                                 (262)                 (4)                  -                (266)
Increased amortization of deferred
      acquisition costs from unrealized gains
      on available-for-sale securities                         -              (2,314)                  -              (2,314)
                                                       ---------           ---------           ---------           ---------

Balance, December 31, 2000                               106,477             426,836                   -             533,313

Acquisition costs deferred                                52,413              22,580                   -              74,993
Acquisition costs amortized                              (51,811)           (445,681)                  -            (497,492)
Foreign currency conversion                                 (615)                (41)                  -                (656)
Increased amortization of deferred
      acquisition costs from unrealized gains
      on available-for-sale securities                         -              (1,752)                  -              (1,752)
                                                       ---------           ---------           ---------           ---------

Balance, December 31, 2001                             $ 106,464           $   1,942         $         -           $ 108,406
                                                       ---------           ---------           ---------           ---------


       Included in total policy acquisition costs amortized in 2001 are $441,555 of acquisition costs and $8,013 of present value of future profits resulting from the reinsurance cession agreement on certain individual life insurance policies and annuity contracts with Hartford Life Insurance Company, which became effective April 1, 2001. See Note 9 "Reinsurance" for more information on the reinsurance transaction.

       Included in total policy acquisition costs amortized in 2000 is $20,829 of acquisition costs resulting from the long-term care reinsurance cession agreement with John Hancock Life Insurance Company, which became effective March 1, 2000. See Note 9, "Reinsurance" for more information on the reinsurance transaction.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


5.     PROPERTY AND EQUIPMENT

       A summary of property and equipment at December 31 for each year follows:


                                          2001                2000

Land                                   $       -           $   1,900
Building and improvements                  2,106              27,019
Furniture and equipment                   49,878              79,051
                                       ---------           ---------

                                          51,984             107,970
Less accumulated depreciation            (47,012)            (87,077)
                                       ---------           ---------

Net property and equipment             $   4,972           $  20,893
                                       =========           =========



       During 2001, land, building and furniture and equipment with book values of $1,900, $15,307, and $1,605, respectively, were sold to Hartford Life and Annuity Insurance Company for $20,791.


6.     ACCIDENT AND HEALTH RESERVES

       Activity for the liability for unpaid accident and health claims is summarized as follows:

                                                                YEARS ENDED DECEMBER 31
                                                   2001                  2000                  1999

Balance as of January 1, net of reinsurance
      recoverables                             $ 1,154,773           $ 1,140,084           $ 1,062,447
    Add:  Incurred losses related to:
      Current year                                 822,695               753,173               824,944
      Prior years                                  (36,591)              (25,859)              (12,800)
                                               -----------           -----------           -----------

Total incurred losses                              786,104               727,314               812,144

    Deduct:  Paid losses related to:
      Current year                                 434,095               428,725               468,404
      Prior years                                  259,202               283,900               266,103
                                               -----------           -----------           -----------

Total paid losses                                  693,297               712,625               734,507
                                               -----------           -----------           -----------

Balance as of December 31, net of
      reinsurance recoverables                 $ 1,247,580           $ 1,154,773           $ 1,140,084
                                               ===========           ===========           ===========

       The table above differs from the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Included in incurred losses presented above related to current year is $12,178 of reserves assumed resulting from the Dental Benefits Division of Protective Life Corporation reinsurance agreement which became effective December 31, 2001. See Note 9 "Reinsurance" for more information on this reinsurance transaction.

       Excluded from incurred losses presented above related to prior year is $22,734 of reserves ceded resulting from the long-term care reinsurance agreement with John Hancock Life Insurance Company, which became effective March 1, 2000. See Note 9 "Reinsurance" for more information on this reinsurance transaction.

       In each of the years presented above, the accident and health insurance line of business experienced overall favorable development on claims reserves established as of the previous year end. The favorable development was a result of a reduction of loss reserves due to ongoing analysis of recent loss development trends.

       The liability for unpaid accident and health claims includes $1,109,112 and $1,042,180 of total disability income reserves as of December 31, 2001 and 2000, respectively, which were discounted for anticipated interest earnings using a rate which varies by incurral year.


7.     FEDERAL INCOME TAXES

       The Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis. Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

       Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       The significant components of the Company's deferred tax liabilities and assets as of December 31, 2001 and 2000 are as follows:



                                                   2001              2000

Deferred tax assets:
    Deferred gain on reinsurance                 $129,427          $  3,497
    Separate account assets/liabilities             8,418            72,599
    Reserves                                       24,356            41,171
    Deferred policy acquisition costs              23,427                 -
    Claims and benefits payable                     7,706             7,445
    Accrued liabilities                             8,229            15,002
    Unrealized losses                                   -            13,007
    Investments                                     4,515            14,639
    Other                                           6,508             8,304
                                                 --------          --------

Total deferred tax assets                         212,586           175,664

Deferred tax liabilities:
    Deferred policy acquisition costs                   -           117,568
    Unrealized gains                               16,523               747
    Fixed assets                                    1,075             3,143
    Investments                                     1,966             5,632
    Other                                               -             2,795
                                                 --------          --------

Total deferred tax liabilities                     19,564           129,885
                                                 --------          --------

Net deferred tax asset                           $193,022          $ 45,779
                                                 ========          ========


       As of December 31, 2001, the Company had a balance of $12,145 in its Policyholder Surplus Account under the provisions of the Internal Revenue Code. This amount could become taxable to the extent that certain future events occur.

       The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

       The Company's tax expense (benefit) for the year ended December 31 is shown as follows:




                                                              2001               2000               1999

Current                                                     $ 84,696           $ 52,981           $ 33,601
Deferred                                                     (29,222)            (8,161)            11,268
                                                            --------           --------           --------

                                                            $ 55,474           $ 44,820           $ 44,869
                                                            ========           ========           ========

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Federal income tax payments and refunds resulted in net payments of $8,684, $67,384 and $24,641 in 2001, 2000 and 1999, respectively.

       The Company's effective income tax rate varied from the statutory federal income tax rate as follows:



                                                                2001             2000            1999

Statutory income tax rate                                       35.0 %           35.0 %           35.0 %
Other, net                                                      (0.9)            (2.1)            (1.7)
                                                              ------           ------           ------

                                                                34.1 %           32.9 %           33.3 %
                                                              ------           ------           ------



8.     ASSETS HELD IN SEPARATE ACCOUNTS

       Separate account assets at December 31 were as follows:

                                                                                         2001                2000
Premium and annuity considerations for the variable annuity products and variable universal life products for which the contract holder, rather
      than the Company, bears the investment risk                                     $4,372,559          $5,159,275

Assets of the separate accounts owned by the Company,
      at fair value                                                                            -              24,808
                                                                                      ----------          ----------

                                                                                      $4,372,559          $5,184,083
                                                                                      ==========          ==========


9.     REINSURANCE

       In the second quarter of 1996, First Fortis Life Insurance Company (First Fortis), an affiliate, received approval from the New York State Insurance Department for a reinsurance agreement with the Company. The agreement, which became effective as of January 1, 1996, decreased First Fortis' long-term disability reinsurance retention from a $10 net monthly benefit to a $2 net monthly benefit for claims incurred on and after January 1, 1996. The Company has assumed $6,622, $6,884 and $6,580 of premium from First Fortis in 2001, 2000 and 1999, respectively. The Company has assumed $17,480 and $14,366 of reserves in 2001 and 2000, respectively, from First Fortis.

       In the fourth quarter of 1999, United Family Life Insurance Company
       (UFL), an affiliate, received approval from the state of Georgia for a reinsurance agreement with the Company. The agreement, which became effective October 1, 1999, provided for the cession of substantially all of UFL's pre-need life insurance business on a 100% co-insurance basis. The Company assumed approximately $690,806 of reserves and received approximately $654,924 of cash, investments (primarily fixed

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       maturities and mortgages) and other assets as of October 1, 1999. The $35,882 ceding commission was capitalized as an acquisition cost. The Company has assumed premium from UFL of $35,919 in 2001 and $63,069 in 2000. The Company has assumed $696,961 and $679,969 of reserves in 2001 and 2000, respectively, from UFL.

       In the first quarter of 2000, the Company entered into a reinsurance agreement with John Hancock Life Insurance Company (John Hancock) for the sale of the Long-Term Care (LTC) line of business. The sale of the LTC line of business was effective March 1, 2000. The Company recorded a gain on this transaction of $19,019. The gain has been deferred and is being amortized as the level of direct inforce LTC policies decreases over future years, not to exceed 30 years. The amount of gain amortized was $2,581 and $3,100 in 2001 and 2000, respectively. The Company ceded $69,719 and $41,309 of premiums and $62,637 and $32,222 of reserves to John Hancock in 2001 and 2000 respectively.

       In the second quarter of 2001, the Company entered into a reinsurance agreement with Hartford Life Insurance and Annuity Company (Hartford) for the sale (Sale) of its Fortis Financial Group division (the Division). The Division includes, among other blocks of business, certain individual life insurance policies and annuity contracts (collectively, the Insurance Contracts) written by the Company. Certain of the Insurance Contracts permit investment in, among other investment options, various series of the Fortis Series Fund.

       To effect the Sale as it relates to the Company, The Hartford reinsured the Insurance Contracts on a 100% coinsurance basis (or 100% modified coinsurance basis for the Separate Accounts block) and agreed to administer the Insurance Contracts going forward. The Company received in connection with the Sale aggregate cash consideration of approximately $500 million from The Hartford. The reinsurance transaction resulted in a gain of $396,102 which was deferred and will be amortized into income at the rate that earnings from the business sold would have expected to emerge. The amount of gain amortized in 2001 was $47,928.

       In the fourth quarter of 2001, the Company entered into a reinsurance agreement with Protective Life Corporation (Protective). The agreement, which became effective December 31, 2001, provided for the assumption of Protective's Dental Benefits Division on a 100% co-insurance basis. The Company assumed approximately $79,000 of reserves, $241,000 of assets including $143,000 of goodwill, and paid cash of approximately $162,000 as of December 31, 2001.

       The maximum amount that the Company retains on any one life is $1,300 of life insurance including accidental death. Amounts in excess of $1,300 are reinsured with other life insurance companies on a yearly renewable term basis.

       Ceded reinsurance premiums for the year ended December 31 were as follows:



                                                                           2001                2000                1999

Life insurance                                                          $  435,917          $   17,048          $   11,167
Accident and health insurance                                               76,132              48,427              17,824
                                                                        ----------          ----------          ----------

                                                                        $  512,049          $   65,475          $   28,991
                                                                        ==========          ==========          ==========

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Recoveries under reinsurance contracts for the year ended December 31 were as follows:

                                                                              2001                2000                 1999

Life insurance                                                             $   52,548          $    6,686          $    2,160
Accident and health insurance                                                   7,420               8,535              13,669
                                                                           ----------          ----------          ----------

                                                                           $   59,968          $   15,221          $   15,829
                                                                           ==========          ==========          ==========


       Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.


10.    DIVIDEND RESTRICTIONS

       Dividend distributions to the parent are restricted as to the amount by state regulatory requirements. A dividend is extraordinary when combined with all other dividends and distributions made with in the preceding 12 months exceeds the greater of 10% of the insurers surplus as regards to policy holders on December 31 of the next preceding year, or the net gain from operations. In 2001, the Company declared dividends of $300,000, all of which was extraordinary. Approval was sought and received from the Minnesota Department of Commerce for the distribution of the extraordinary dividends. The Company paid $375,000 during 2001, $75,000 of which was declared in 2000.


11.    REGULATORY ACCOUNTING REQUIREMENTS

       Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Minnesota Department of Commerce. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners
       (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The Company does not employ any significant permitted practices.

       In 1998, the NAIC adopted codified statutory accounting practices (Codification) effective January 1, 2001. Codification changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification required adoption by the various states before it became the prescribed statutory basis of accounting for insurance companies domesticated within those states. Minnesota adopted Codification effective January 1, 2001. The cumulative effect of all changes resulting from the Codification guidance was recorded as a direct adjustment to statutory surplus on January 1, 2001. The effect of the adoption was an increase to statutory surplus of $33,501 due primarily to deferred taxes.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Insurance enterprises are required by State Insurance Departments to adhere to minimum risk-based capital (RBC) requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

       Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows:

                                                               NET INCOME                               SHAREHOLDER'S EQUITY
                                          ------------------------------------------------      ----------------------------------
                                               2001              2000              1999               2001                  2000
Based on statutory accounting
      practices                           $   (48,149)      $    99,806       $    16,765        $   485,031           $   508,982
Deferred policy acquisition costs              19,057            63,821            55,752            108,406               533,313
Investment valuation differences               (3,892)           (3,456)           (5,127)            49,062               (28,603)
Deferred and uncollected premiums               2,684               449            (2,700)           (12,934)              (18,222)
Policy reserves                                (2,744)          (13,383)          (21,377)            52,593              (146,255)
Commissions                                     6,722           (45,485)           75,547                  5                     -
Current income taxes payable                  (60,568)            2,616            (8,882)             1,384               (10,117)
Deferred income taxes                          29,221             8,162            (9,474)           162,081                45,779
Realized gains on investments                   3,444            (4,958)           (4,729)                 -                     -
Realized gains (losses) transferred
      to the Interest Maintenance
      Reserve (IMR), net of tax                 6,011           (17,376)           (8,489)                 -                     -
Amortization of IMR, net of tax                   672            (5,352)           (8,363)                 -                     -
Write-off of investment                        (5,907)           (3,129)                -                  -                     -
Pension expense                                 3,745            (2,145)           (1,475)            (6,256)               (9,985)
Goodwill and intangibles                       (1,535)           (1,551)           (1,643)           174,492                26,778
Property and equipment                         (1,255)                -                 -              2,532                 3,261
Interest maintenance reserve                        -                 -                 -             14,621                31,482
Asset valuation reserve                             -                 -                 -             55,616                76,317
Ceded reinsurance agreement                     8,998                 -                 -           (361,513)                    -
Assumed reinsurance agreement                 147,429                 -                 -                  -                     -
Other, net                                      3,426            14,591            13,868             (4,325)              (21,684)
                                          -----------       -----------       -----------        -----------           -----------

Based on generally accepted
      accounting principles               $   107,359       $    92,610       $    89,673        $   720,795           $   991,046
                                          ===========       ===========       ===========        ===========           ===========

12.    TRANSACTIONS WITH AFFILIATED COMPANIES

       The Company receives various services from Fortis and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment, information technology and other administrative functions. The fees paid to Fortis, Inc. for these services for years ended December 31, 2001, 2000 and 1999, were $9,332, $11,174 and $13,434, respectively. Information technology expenses were $10,436, $47,123 and $59,390 for years ended December 31, 2001, 2000 and 1999, respectively.

       In conjunction with the marketing of its fixed and variable annuity and variable life products, the Company paid $19,313, $93,107 and $79,413 in commissions to its affiliate, Fortis Investors, Inc., for the years ended December 31, 2001, 2000 and 1999, respectively.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.


13.    FAIR VALUE DISCLOSURES

       VALUATION METHODS AND ASSUMPTIONS
       The fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

       Mortgage loans are reported at unpaid principal balance less allowances for possible losses. The fair values of mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Mortgage loans with similar characteristics are aggregated for purposes of the calculations. The carrying amount of policy loans reported in the Balance Sheet approximates fair value. For short-term investments, the carrying amount is a reasonable estimate of fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value. Separate account assets and liabilities are reported at their estimated fair values in the Balance Sheet.

       The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.


                                                         DECEMBER 31, 2001                          DECEMBER 31, 2000
                                                ---------------------------------           ---------------------------------
                                                  CARRYING                FAIR               CARRYING                FAIR
                                                   AMOUNT                 VALUE               AMOUNT                 VALUE

Assets:
    Investments:
      Securities available-for-sale:
        Fixed maturities                        $ 2,785,442           $ 2,791,350           $ 3,236,446           $ 3,236,446
        Equity securities                           115,348               115,348                88,014                88,014
    Mortgage loans on real estate                   655,211               690,026               856,213               890,173
    Policy loans                                      9,935                 9,935               111,594               111,594
    Short - term investments                        258,790               258,790               171,351               171,351
    Assets held in separate accounts              4,372,559             4,372,559             5,184,083             5,184,083

Liabilities:
    Individual and group annuities
        (subject to discretionary
        withdrawal)                                 286,367               276,900               637,080               621,596
    Liabilities related to separate
        accounts                                  4,372,559             4,372,559             5,159,275             5,159,275

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


14.    COMMITMENTS AND CONTINGENCIES

       The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.


15.    RETIREMENT AND OTHER EMPLOYEE BENEFITS

       The Company is an indirect wholly-owned subsidiary of Fortis, which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. Fortis Inc.'s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to approximately $4,114, $2,097 and $2,223 for 2001, 2000 and 1999, respectively.

       The Company participates in a contributory profit sharing plan, sponsored by Fortis, covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. For employees hired on or before December 31, 2000, the first 3% of an employee's contribution is matched 200% by the Company. The second 2% is matched 50% by the Company. For employees hired after December 31, 2000, the first 3% of an employee's contribution is matched 100% by the Company. The second 2% is matched 50% by the Company. The amount expensed was approximately $5,216, $4,573 and $3,711 for 2001, 2000 and 1999, respectively.

       In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans (postretirement benefits) for retired employees, sponsored by Fortis. Health care benefits, either through a Fortis sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 10 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.

       There were no net postretirement benefit costs allocated to the Company for the years ended December 31, 2001, 2000 and 1999. The Company made contributions to the postretirement benefit plans of approximately $1,049, $0 and $19 in 2001, 2000 and 1999, respectively, as claims were incurred.